THE SERIES PORTFOLIO
                                      INVESTMENT ADVISORY AGREEMENT


     Agreement, made this 1st day of October, 1998, between The Series Portfolio, a master trust organized under the law of the State of New York (the "Series Portfolio") and J.P. Morgan Investment Management, Inc., a Delaware corporation (the "Advisor"),


         WHEREAS, the Series Portfolio is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Series Portfolio desires to retain the Advisor to render investment advisory services to the Series Portfolio's existing separate and distinct subtrusts or series (each, a "Portfolio") and other future Portfolios as agreed to from time to time between the Series Portfolio and the Advisor, and the Advisor is willing to render such services;

         NOW, THEREFORE, this Agreement

                                           W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. The Series Portfolio hereby appoints the Advisor to act as investment adviser to the Portfolios for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Subject to the general supervision of the Trustees of the Series Portfolio, the Advisor shall manage the investment operations of each Portfolio and the composition of the Portfolio's holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio's investment objectives and policies as stated in the Series Portfolio's registration statement on Form N-1A, as such may be amended from time to time (the "Registration Statement"), with respect to the Portfolio, under the Investment Company Act of 1940, as amended (the "1940 Act"), and subject to the following understandings:

                  (a) the Advisor shall furnish a continuous investment program for each Portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Portfolio, and what portion of the assets will be invested or held uninvested as cash;

                  (b) the Advisor shall use the same skill and care in the management of each Portfolio's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

                  (c) the Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Series Portfolio's Declaration of Trust (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Declaration of Trust"), the Series Portfolio's By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws") and the Registration Statement and with the instructions and directions of the Trustees of the Series Portfolio and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

                  (d) the Advisor shall determine the securities to be purchased, sold or lent by each Portfolio and as agent for the
         Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Advisor intends to seek best price and execution for purchases and sales; the Advisor shall also determine whether the Portfolio shall enter into repurchase or reverse repurchase agreements;

                  On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of one of the Portfolios as well as other customers of the Advisor, including any other of the Portfolios, the Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;

                  (e) the Advisor shall maintain books and records with respect to each Portfolio's securities transactions and shall render to the Series Portfolio's Trustees such periodic and special reports as the Trustees may reasonably request; and

                  (f) the investment management services of the Advisor to any of the Portfolios under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services to others.

         3. The Series Portfolio has delivered copies of each of the following documents to the Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

                  (a) The Declaration of Trust;

                  (b) The By-Laws;

                  (c) Certified resolutions of the Trustees of the Series Portfolio authorizing the appointment of the Advisor and approving the form of this Agreement;

                  (d) The Series Portfolio's Notification of Registration on Form N-8A and Registration Statement as filed with the Securities and Exchange Commission (the "Commission").

         4. The Advisor shall keep each Portfolio's books and records required to be maintained by it pursuant to paragraph 2(e). The Advisor agrees that all records which it maintains for any Portfolio are the property of the Series Portfolio and it will promptly surrender any of such records to the Series Portfolio upon the Series Portfolio's request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Advisor with respect to any Portfolio by Rule 31a-1 of the Commission under the 1940 Act.

         5. During the term of this Agreement the Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for a Portfolio (including taxes and brokerage commissions, if any).

         6. For the services provided and the expenses borne pursuant to this Agreement, each Portfolio will pay to the Advisor as full compensation therefor a fee at an annual rate set forth on Schedule A attached hereto. Such fee will be computed daily and payable as agreed by the Series Portfolio and the Advisor, but no more frequently than monthly.

         7. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         8. This Agreement shall continue in effect with respect to each Portfolio for a period of more than two years from the Portfolio's commencement of investment operations only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to each Portfolio at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Series Portfolio or by vote of a majority of the outstanding voting securities of that Portfolio on 60 days' written notice to the Advisor, or by the Advisor at any time, without the payment of any penalty, on 90 days' written notice to the Series Portfolio. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

         9. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Series Portfolio from time to time, have no authority to act for or represent the Series Portfolio in any way or otherwise be deemed an agent of the Portfolios.

         10. This Agreement may be amended, with respect to any Portfolio, by mutual consent, but the consent of the Series Portfolio must be approved (a) by vote of a majority of those Trustees of the Series Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Portfolio.

         11. Notices of any kind to be given to the Advisor by the Portfolio shall be in writing and shall be duly given if mailed or delivered to the Advisor at 522 Fifth Avenue, New York, New York 10036, Attention: Funds Management, or at such other address or to such other individual as shall be specified by the Advisor to the Portfolio. Notices of any kind to be given to the Portfolio by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Portfolio c/o State Street Cayman Trust Company at Elizabethan Square, Shedden Road, George Town, Grand Cayman, Cayman Islands, BWI, Attention: Treasurer, or at such other address or to such other individual as shall be specified by the Portfolio to the Advisor.


         12. The Trustees of the Series Portfolio have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Series Portfolio nor any Portfolio's investors nor any representative or agent of the Series Portfolio or of the Portfolio(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Series Portfolio or the Portfolio(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

         13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

         14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 1st day of October, 1998.

                          THE SERIES PORTFOLIO


                          By:/s/Jacqueline Henning
                              Jacqueline Henning
                              Assistant Secretary
                              and Assistant Treasurer


                          J.P. MORGAN INVESTMENT MANAGEMENT, INC.


                           By:/s/Diane J. Minardi
                                Diane J. Minardi
                                Vice President






                                    Schedule A - The Series Portfolio

                                         Investment Advisory Fees

The European Equity Portfolio (effective 10/1/98)

 .65% of the average daily net assets of the Portfolio

The Disciplined Equity Portfolio (effective 10/1/98)

 .35% of the average daily net assets of the Portfolio

The International Opportunities Portfolio (effective 10/1/98)

 .60% of the average daily net assets of the Portfolio

The Emerging Markets Debt Portfolio (effective 10/28/98)

 .70% of the average daily net assets of the Portfolio

The U.S. Small Company Opportunities Portfolio (effective 10/1/98)

 .60% of the average daily net assets of the Portfolio